Exhibit 99.1

Bazaarvoice, Inc.

Third Quarter 2013 Earnings Conference Call

February 21, 2013

Operator: Good day, everyone, and welcome to the Bazaarvoice Third Quarter 2013 Earnings Conference Call. Today’s conference is being recorded.

I would now like to turn the call over to Brian Smith, Vice President of Finance for Bazaarvoice. Please go ahead.

Brian Smith: Good afternoon, and welcome to today’s conference call to discuss Bazaarvoice’s financial results for the third fiscal quarter of 2013 ended January 31st. I’m joined today by Stephen Collins, Chief Executive Officer and President; and Jim Offerdahl, Chief Financial Officer. Following prepared remarks from Stephen and Jim, we’ll have a question-and-answer session. Please note that we are simultaneously webcasting this call on our Investor Relations website at investors.bazaarvoice.com. The earnings press release, with our results for our third fiscal quarter of 2013, was issued earlier today and is also posted on our Investor Relations website.

Please remember that certain statements made during this call including those concerning our business outlook and guidance, growth plans and opportunities, potential acquisitions, sales execution and our ability to capitalize on our opportunities are forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions that are described in our SEC filings, including the Risk Factor section of our Form 10-K for the fiscal year ended April 30th, 2012, our Form 10-Q for the fiscal quarter ended October 31st, 2012, Form S-1 as filed with the SEC on July 12th, 2012, and other documents that we may file with the SEC in the future. Should any of the risks or uncertainties materialize or should any of our assumptions prove to be incorrect, actual results could differ materially and adversely from those anticipated or implied in these forward-looking statements. In addition, forward-looking statements are also based on currently available information, and we undertake no duty to update this information. Additional cautionary language regarding these forward-looking statements is further described in today’s press release.

Finally, some of the numbers that we will discuss during this call will be presented on a non-GAAP basis. Today’s press release, together with the accompanying tables, contains the calculations of these non-GAAP financial measures and a full reconciliation between each non-GAAP measure and its corresponding GAAP measure.

With that, I would now like turn the call over to Stephen.

Stephen Collins: Thanks, Brian. Good afternoon, everyone. First, I want to thank all of our global employees for their focus on and commitment to our clients. I’m extremely proud of the team’s accomplishments this quarter and absolutely believe that our Company is exceptionally well-positioned and equipped to deliver outstanding value to our clients and outstanding returns to our investors.

We began the quarter with the acquisition of Shopper Media Company, Longboard Media, and a leadership change for the CEO role. These events reflected a fulfillment of and a commitment to the success of our strategy and represent our Company’s recognition of the amazing opportunity to build a highly valuable business in the dynamic and rapidly changing eCommerce marketplace. I spent my first quarter as CEO focused on digging into the details of our addressable market, talking to clients and evaluating our sales focus and performance in our business. As a result of that analysis, I’m extremely confident that our addressable market opportunity on a global scale is substantial and that focusing on new client acquisition in conjunction with existing client retention is our number one priority to drive revenue growth and to build the most valuable company for the long term.

Let me talk about our addressable market opportunity. From a brand standpoint, we’ve identified more than 50,000 unique brands in our data, selling their products to retailers within the Bazaarvoice network. Each of these brands could potentially be a client for ratings and reviews, connections, media solutions or all three. Even with some of our largest and most mature brand clients, we are not yet half penetrated into their family of brands and we still only have approximately one fourth of the Fortune 500 as clients. As a percentage of these large brands’ total marketing spend, our share of wallet is only a small fraction.

From a retailer standpoint, we still only have approximately 30% of the largest 1,000 online retailers in the United States, with slightly less of a penetration with the largest online retailers in Europe, and we are not yet in Latin America or Asia in a meaningful way. While eCommerce is much smaller in these emerging markets, it won’t stay that way. Notably, 85% to 90% of our clients’ retail revenue still come from bricks and mortar sales. And we have opportunities to extend our solutions to create value in this area as well.

In addition to our brand and retail market strategy, we have thousands of potential new clients from enterprise level to small businesses. We have the future potential for revenue from solutions we market down the road, and we have a tremendous opportunity as we continue to educate and create our market to drive demand.

While our market opportunity is substantial, my analysis as CEO have confirmed that we lost our focus on new client growth during fiscal 2012 and 2013, which has negatively impacted our near-term revenue growth rate. We talked about that last quarter. The bottom line is that the number of new clients we added during these periods was not large enough to build a robust new cohort of clients to sustain historical revenue growth rates in the near term. We placed too much emphasis on existing client sales during this period, and we simply did not build quickly enough the new client foundation that is fundamental to our economic model. Now this is all about execution, and we are going to get back on track in this regard. I’m confident that we’ll succeed, but it will take the next few quarters to build up to where we need to be to put revenue growth in line with the market opportunity we believe that we have. And in this last quarter that we just completed, we made great progress in this area.

Before reviewing the details of the quarter, I’d like to comment on the suit with the Department of Justice.

During the quarter, despite the fact that we complied with all regulatory filing requirements, the DOJ challenged our acquisition of PowerReviews, asserting that the deal was anticompetitive and would result in less innovation and value creation for the marketplace. We deeply disagree and are proceeding to vigorously defend the transaction. It is our strong opinion that the DOJ has not properly evaluated the competitive dynamics in the marketplace and has defined the market in a manner that does not reflect competitive realities. We believe the lawsuit misapprehends the fundamentals of our business and how we create value for our clients. We have limited pricing leverage without value creation because our clients have any number of alternatives when it comes to how they spend their marketing dollar, and they can choose whether or not to make consumer reviews a part of their strategy based on their preferences. If they do choose to make reviews part of their strategy, there are any number of options as to how they accomplish that, including free open source software solutions.

Our ability to win or retain a client is predicated upon value creation and performance, and we are very good at what we do. When we aren’t good enough, price comes down. As a matter of fact, our documented integration strategy began with the words ‘do no harm’ as a reflection of our commitment to add value to the PowerReviews client portfolio. In our view, the DOJ’s action requested remedy accomplishes nothing positive for the marketplace, and instead, will suppress investment and innovation and will only inhibit companies in this space to challenge the status quo. We do not believe that any person or company competing in, investing in our industry believes that any business can fight against the torrent of creative disruption inherent in our industry by attempting to engineer pricing leverage absent value creation through innovation and service. We acquired PowerReviews to deliver more value to the client, a combined client base and to the marketplace, not less. Unfortunately, the Department of Justice does not share our views.

While we cannot predict the outcome of this case, we are confident of the fact, the law and the market—and marketplace realities are on our side. If the DOJ does prevail, enforcing us to reverse this acquisition, we’ll adjust and continue to aggressively pursue our opportunity. Sadly, if this scenario occurs, the real losers, we think, at least for a time, will be those consumers, clients and employees who will no longer benefit from the value that Bazaarvoice can offer.

So let me now get back to the business and why I am extremely excited to have the privilege to lead our company and to be an investor in Bazaarvoice.

So what’s great about our business? It’s fun and reviews are cool, and they happen to be very, very valuable. Reviews are now the number one influence around consumer purchasing behavior, regardless of what a company is selling, from Post-it notes, to a tractor, consumer sentiment has a profound influence on other consumers’ decisions and choices. This review content is an extremely valuable social-oriented digital marketing asset available to our clients, and we believe that no other company manages a greater amount of this content for more consumers than Bazaarvoice. And importantly, this is our clients’ content and data. We’re there to manage it for them and to create value with that content and data.

Because of what I just said about the value of reviews, Bazaarvoice is well-positioned to create value for consumers and the companies that serve those consumers because we provide tools to allow people to share what they like and dislike about products and services around the world. We view ourselves as just—just as much a social network and a provider of digital marketing solutions as we are a SaaS technology infrastructure company. Facebook has a community comprised of everyone you know, one billion people interacting on a single network to form the social graph. LinkedIn has a community comprised of the world’s professionals, 200 million people interacting on a single network to form the economic graph. While not a consumer-facing brand, Bazaarvoice has a community comprised of hundreds of millions of consumers, sharing opinions about tens of millions of products, interacting on a single network that has the potential to form the consumer commerce graph. I believe, we believe, this vision is incredibly exciting and extremely valuable.

Turning to the third quarter, I’m pleased to report that we achieved 42.7 million in total revenue, comprised of 40.7 million in SaaS revenue, and 2 million in net media revenue. So total revenue grew 55% year-over-year. I would like to note that we are recognizing media revenue on a net basis so these results will not compare directly with our preliminary guidance for the third quarter, which was based on gross revenue treatment. Jim is going to walk through all those details there.

Since inception, we delivered exceptional growth and built a strong position in the industry, and we are very proud of the company that we built and the great clients that we serve. I think this has been lost to some degree with the recent changes and challenges, but for some perspective, our initial revenue guidance for fiscal 2013 was 137 to 139 million. The organic growth in acquisitions, our total revenue guidance, on which Jim shall provide detail, is now more than 14% above our original expectations. Further, our original adjusted EBITDA guidance for fiscal 2013 was a loss of 22 to 23 million, and despite the acquisition of a company incurring losses, our adjusted EBITDA guidance is several million dollars favorable to that level as we’ve improved revenue and gross profit per employee nicely.

Our strategic objective now is to expand the number of our clients globally and through organic client additions and by using our balance sheet, and we’ve significantly increased our client base this fiscal year. And the larger install base of clients now provides us with the opportunity to derive long-term growth from new solutions in the future.

A year ago at IPO, we had 737 enterprise clients. We now have, as of January 31st, 2013, 1,179 enterprise clients. During the quarter, we added 53 new enterprise clients and lost 31 enterprise clients for a net increase of 22. Our presence within retailers and brands in key strategic segments increased during the quarter, and we now have 287 of the IR 500, 122 of the Fortune 500, and 103 of the top 400 retailers in Europe. Current notable—current quarter notable client additions include Abbot Nutrition, the Lux Corporation, Easton-Bell Sports, 1-800 CONTACTS, Macquarie Group, Madewell, and Z Gallerie. Current quarter notable client sales wins included Bridgestone, Guess, JPMorgan Chase, Pfizer, and Quaker Oats, our first brand at PepsiCo.

In addition, we added 48 enterprise clients based in Europe through a transaction in which we bought out the existing license agreement between PowerReviews and Shopzilla. Shopzilla operates a portfolio of online shopping brands and Shopzilla had licensed the PowerReviews software to provide ratings and review solutions to European clients.

We also ended the third quarter with approximately 1,250 network clients, up from 1,100 as of the end of the second quarter, due in most part to another strong quarter of additions of Connections clients. We added approximately 140 new Connections clients, taking our total to approximately 450. What is as important is that the total number of connected brands and retailers is increasing too. In other words, we have, and we are seeing, multiple retailers per brand. The number of retailers participating in

Connections increased this quarter to 20, and we began to see a number of brands connecting with multiple retailers, as I just mentioned. This solution is still in its early stages of evolution, with a controlled number of retailers, while we continue to build out our portal and iterate on marketing and pricing, but thus far, we’ve exceeded our plans, and we are getting great validation from the marketplace.

Annualized SaaS revenue per average enterprise client for the third quarter was up again at approximately 142,000, up slightly from the second quarter figure of 141,000. And I’m gratified to report that while not currently reflected in this quarter’s launched client figures, during the quarter, we booked a greater amount of new enterprise clients than we have during each of the last several quarters as a result of refocusing on new client acquisitions. Here, I asked the team to respond, and they did a great job. They really did. I anticipate that this leading growth indicator will continue to improve. These additions will begin to flow through into active enterprise clients as we launch them and begin recognizing revenue from them over the next several quarters.

With a greater focus on hunting versus farming, our bookings mix should continue to shift back to a greater contribution from new client bookings. So our annualized revenue per average client may come down as we add proportionately more new clients at initial pricing level that is lower than our company average, consistent with our historically successful land and expand approach. I want the sales organization to have the freedom and flexibility to adjust scope and provide acquisition pricing for higher velocity adoption. We also remain heavily focused on Connections, media and data initiatives, and success in these areas will contribute additional revenue growth on top of core SaaS revenue as these solutions evolve.

Our recently acquired Shopper Media business performed well, more than doubling year-over-year. The acquisition was consummated in November during the business’ seasonally most adjust—important period, and as such, we did not engage in any meaningful integration activities until mid-January. Our initial focus is to leverage our retail team to add more of our existing retail clients as publishers within the shopper media network, to offer more robust inventory to our advertisers.

Site monetization is a key priority for our retail clients, and we’re responding to their call to action in this area. And again our retail clients, particularly the larger ones, had directly communicated this to us, that site monetization is a critical part of their strategy and its selling of ad inventory within the retail channel is an exciting way to achieve this. Amazon.com is currently leading the way in site monetization through shopper media advertising revenue, and it is imperative that we offer this similar capability to our retailers to help them compete with Amazon and other online competitive pressures as part of our comprehensive solution. All the same, online advertising on eCommerce sites is still very new and retailers, even Amazon.com, are just beginning to figure out the most effective solutions.

In order to capitalize on our total addressable market, a critical priority that I have as CEO is a commitment to building a world-class leadership team with enough depth and experience to deliver outstanding performance for our clients and our investors. In the third quarter, we added several key new professionals to the team, and we had several press releases during the quarter, as I’m sure you all saw. And we elevated a number of existing leaders into important new roles but I believe that we still need more leaders focused more narrowly on important opportunities. Many of these positions will be new roles, and you should expect to see consistent announcements from us in this regard.

So, to conclude, here are our goals for the next few quarters: Number one should be no surprise, increase global new account acquisitions, both on our core media solutions and through media and connections; expand our leadership team with exceptionally talented and experienced professionals to complement the existing leadership team; invest aggressively in growth opportunities for our network, including Connections, media, data analytics and global expansion into emerging markets; and, migrate our clients to our new technology platform that is not only vastly more feature-rich, but will also unlock a number of opportunities around data, content management and analytics. Our team is excited about our prospects and morale is good. In fact, I’d say it’s very good. Our people did an outstanding job this quarter and are 100% committed to the success with regard to the objectives I just outlined.

So, with that, I’m going to it over to our new CFO, Jim Offerdahl. Welcome aboard.

James Offerdahl: Thank you, Stephen. And thank you to everyone who joined the call today. It’s my pleasure to have the opportunity to be on the Bazaarvoice team and I look forward to spending time with many of you as we move forward.

As a reminder, we are on a fiscal calendar year ending April 30th. So today, we are reporting results for our third fiscal quarter of 2013 ended January 31. And all accounting periods that I will be talking about will be fiscal. Unless otherwise noted in my remarks, I will cover our non-GAAP operating results that correlate with adjusted EBITDA as a measure of operating profitability, including discussions of cost of revenue and operating expenses. Investors should refer to our press release for a complete overview of our financial results, including the reconciliation of GAAP to non-GAAP operating results, comparative information to prior periods and key operating metrics.

This is the first quarter in which Bazaarvoice generated media revenue. As Stephen noted, we are recognizing our media revenue on a net basis not gross as we had originally contemplated at the time of the Longboard acquisition in November, and as we had originally provided guidance on in our last quarter earnings call. We have concluded that recognizing media revenue on a net basis is the proper accounting treatment and is a reflection of how we operate the business. We believe that this will also result in financial results that are easier to understand. So while our revenue growth will not be as high as it would have been under gross revenue treatment, our gross margin percents will be favorably impacted.

In this call and future calls, we plan to discuss two types of revenue, SaaS revenue and media revenue. The latter representing revenue generated by the acquired Longboard Media business and any other media revenue that we may report. We plan to discuss our gross margins in total, and we plan to provide revenue guidance in total. With this in mind, as Stephen mentioned, for the third quarter, total revenue is 42.7 million, an increase of 55% year-over-year. And had we recognized media revenue on a gross basis of $4.7 million in the third quarter, we would have exceeded the top end of our guidance of 43.5 to $44.5 million.

SaaS revenue was $40.7 million, an increase of 48% year-over-year and exceeded the top end of our guidance of 40 to $40.5 million. Net media revenue was $2 million, and had we—again, had we recognized media revenue on a gross basis of 4.7 in the third quarter, we would have exceeded the top end of our guidance of 3.5 to $4 million. Adjusted EBITDA for the third quarter was a loss of $5.5 million or negative 13% of revenue, and was better than our guidance of a loss of 6 to $7 million.

Our non-GAAP net loss per share was $0.06, significantly better than our guidance of $0.11 to $0.13. Now to reconcile this with our adjusted EBITDA results, note that Longboard Media had a deferred tax liability when we acquired them, while we have a deferred tax asset. So when you combine the two entities, we reduced our valuation allowance by $2.5 million to remain fully reserved, favorably impacting our net loss per share by $0.03.

Gross margin for the third quarter was 69.3%, up 1.9 percentage points from the same period last year, and up 2.5 points from the second quarter of 2013. Gross margin was higher than in prior periods as our SaaS gross margin improved to more than 68%, and as the third quarter was the first quarter that we included the contribution from media revenue, which generates a higher gross margin than our SaaS revenue.

We view the acquisition of Longboard Media as a tuck-in technology acquisition that provides an additional source of revenue that is integral to our overall strategy. The media revenue that we recognized—the net media revenue that we recognized is our share of what advertisers pay to advertise on our shopper media websites or publishers, which include online retailers, mobile commerce apps and shopping comparison sites. Advertisers generally pay based on the number of times ads are displayed. Media revenue should be heavily influenced by online customer impression volume to our shopper media sites and as a result, there exists a high degree of seasonality with the majority of media revenue earned in the months of November and December, which is consistent with heavier traffic online—heavier online shopping traffic during the holidays. The cost of revenue related to our media revenue is predominantly personnel cost and related expenses with our traffic serving operations.

Turning to below the gross margin line. Sales and marketing expenses were $19.8 million and represented 46.5% of revenue this quarter as compared to 42.1% in the same period last year. Sales and marketing expenses increased in both absolute dollars and as a percent of revenue as a result of an increased number of salespeople, higher marketing expenses to support recent new product releases and the inclusion of media-related expenses from our acquisition of Longboard Media.

R&D expenses were $8.1 million, representing 18.9% of revenue this quarter, as compared to 20.2% in the same period last year. R&D expenses increased in absolute dollars as we added software developers and product managers in support of our new platform.

G&A expenses were $7.2 million and represented 16.9% of revenue this quarter, as compared to 16% in the same period last year.

Now we had onetime acquisition-related expenses for the third quarter. They were $2 million. And the impact of these expenses has been excluded from our adjusted EBITDA and non-GAAP net loss per share. Of that amount, approximately $1.2 million of expenses were related to our ongoing lawsuit with the Department of Justice. We have been notified that the trial is set for September 2013, so we expect to continue to incur expenses on this matter. It’s important to note that future expenses related to this lawsuit will be properly recognized as onetime acquisition-related expenses and excluded from our adjusted EBITDA to non-GAAP loss per share.

Our annualized revenue per average employee was approximately $217,000, an increase of 15% year-over-year and 9% over the second quarter of 2013. And our annualized gross profit per average employee was approximately $150,000, an increase of 19% year-over-year, and up 13% over the second quarter of 2013.

We ended the quarter with 796 employees, inclusive of those employees acquired in connection with the Longboard Media acquisition.

So, let’s turn to the balance sheet. We ended the third quarter with $106 million in cash, cash equivalents and short-term investments, and we have no debt. We paid $26.3 million in cash, net of cash acquired in connection with the acquisition of Longboard Media in November. And $4.2 million in December to buy out the aforementioned Shopzilla and PowerReviews license agreement.

Our deferred revenue increased to $52.9 million as compared to $42.1 million a year ago, and $49.5 million in the previous quarter as our billings continue to increase. Now, as a reminder, changes in deferred revenue are not a good proxy for new bookings during the quarter, as we typically have a varying mix of monthly, quarterly, semiannual and annual billings from both new and existing clients, with average upfront billings of less than one year. Further, given our three to four-month implementation cycle between the booking of a new client and the date at which we launched that new client and begin recognizing revenue, the value of any new bookings closed during the quarter may not be reflected in deferred revenue until subsequent quarters. As a result, total contract value of new bookings is just not discernible in the deferred revenue.

From a cash flow perspective for the third quarter, cash used from operations was $6.7 million. Capex in capitalized internal use software development was $2.2 million.

I’d like to conclude my remarks by discussing our forward-looking guidance based on preliminary assumptions, which are subject to change over time.

For the fourth fiscal quarter of 2013, we expect revenue to be in the range of 42 to $42.8 million. Now please note that this revenue is based on net media revenue treatment and that this net media revenue is expected to decline sequentially from Q3, given the seasonality that I talked about earlier.

Adjusted EBITDA loss is expected to be in the range of 6.5 to $7.5 million. Non-GAAP net loss per share is expected to be in the range of $0.13 to $0.14. And for purposes of calculating our non-GAAP loss per share for the quarter, weighted average sales outstanding are expected to be approximately 72.6 million shares.

For the fiscal year ending April 30, 2013, our revenue guidance provided on last quarter’s conference call was 161 to 164 million. This reflected gross media revenue treatment. Our guidance would have been 158.1 to 160.5 million using net media revenue treatment. Now using this net media revenue treatment, revenue for the year is now expected to be in the range of 159 to $159.7 million, which in effect is a tightening of our prior guidance range, given that we’re closer to yearend.

Adjusted EBITDA loss is expected to be in the range of 18.8 to $19.8 million, as compared to prior guidance of 18 to $19 million. Onetime costs related to senior level hires, the acceleration of marketing spend to facilitate the new recent product releases, and stepped up investments to drive media revenue, are primary drivers for the slightly increased loss expectation.

Non-GAAP net loss per share is now expected to be in the range of $0.33 to $0.34, as compared to prior guidance of $0.37 to $0.40. For purposes of calculating non-GAAP loss per share for the year, weighted average shares outstanding are expected to be 69.2 million.

Before I turn it back over to Steve, and again, it is really my pleasure to serve on the Bazaarvoice team. I look forward to helping Stephen and the team operationalize their strategy and drive our performance in all aspects of the business. And I’m also really looking forward to interacting with our analysts and investors on a regular basis in the coming months and quarters.

As a reminder, we are presenting at the Morgan Stanley Telecom Media and Technology Conference in San Francisco next Wednesday, February 27.

And with that, I’ll turn the call back over to Stephen.

Stephen Collins: Jim, thanks, and I’m delighted to have you as my partner here and as part of the team. So welcome aboard again.

James Offerdahl: Thanks. Glad to…

Stephen Collins: I’ll turn it over to questions now. So Operator?

Operator: Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

And first, we’ll go to Mark Murphy with Piper Jaffray.

Mark Murphy: Yes. Thank you very much. Jim, welcome aboard. I realize you’ve only been there for a few weeks but I’m wondering if there’s any way you can help us in terms of your multiyear growth rate for, you know, top line for Bazaarvoice. I know you’ve not given guidance for the out-year yet, but is there any guidance you can give us qualitatively or quantitatively on just what might be an appropriate level looking out over the next couple of years?

James Offerdahl: Yes, I’ll—we’re just really—Mark, we’re in the middle of our planning process, and we’re not giving guidance at this time for 2014—or, you know, beyond the fourth quarter. The Company is typically provided at that time after the fourth quarter, and that’s what we expect to do the same.

Mark Murphy: Okay, that’s fair enough. Stephen, I wanted to ask you in terms of the DOJ lawsuit, do you feel that it’s had any impact on your operations. It sounds like you had a good quarter in some ways. But I’m just wondering, have you seen any tangible effects on either the pipeline or the growth rates or anything in terms of how customers or prospects are interacting with you because of that DOJ lawsuit?

Stephen Collins: Well, I mean, although not exactly what you asked. Obviously, we’re spending a lot of money with lawyers, so, you know, I’d rather spend that on our clients and on our salespeople for sure. You know, I can’t really comment on the effect of the DOJ one way or another. You know, our clients are happy with us. I think the PowerReviews clients are happy with us, and we’re going out to market and, you know, carrying the flag for all the great things we do. And, you know, I think that that message, you know, resonates and outweighs whatever might be happening with the Department of Justice. So, you know, we’re operating our business, you know, on the front lines. The way we always have and in good ways and also with an eye towards really adding those new clients. And I feel very optimistic about that in spite of the fact that we have this Department of Justice issue. And, you know, Bryan Barksdale, our inside counsel and our legal team are really taking the lead and carrying the burden of handling this matter and really trying to keep it from affecting the business to the greatest extent possible. I think they’re doing a great job there.

Mark Murphy: Okay, great. And then Stephen, the last one. I’m wondering qualitatively if you can comment on how Q3 sales from a bookings perspective in dollar terms. What I mean is that it sounds like you—I believe you said you booked a greater number of new enterprise clients during the quarter. It sounds like some of those might carry a lower ASP. So I’m just wondering maybe how it manifested itself in terms of bookings and dollars through the quarter? And then just also on a related topic, how do you think the business performed in terms of the existing customer expansions that you’ve been seeing recently? Thank you.

Stephen Collins: Yes. Well, as you know, we don’t talk about dollar bookings, but, as I mentioned in my remarks, you know, our on-boarding prices with new client has been quite consistent throughout our history. And this last quarter was no different in that regard. But to the extent, if you want to think about dollar bookings, to the extent that the mix of dollars is greater for new versus existing, that means that the SF will be lower. And then our clients, as you know, from our cohort analysis, grow over time, and also I mentioned in my remarks, you know, we did not build the new client cohorts in 2012 and 2013 that we needed to provide that inventory of upsell and cross-sell opportunities that would allow us to, you know, grow the way we’d like to grow. And so that’s why I really almost put a maniacal focus on new account acquisition right now and told the team, you know, I’m not worried about the dollars, right? Now that’s not—that shouldn’t be taken to reflect that the dollars were good or bad. It’s only the—your first priority is to win a new client.

And to the extent that we want to work on pricing, it’s more about scope and focus instead of trying to sell everything we’ve got to a client on the first day, as opposed to discounting. That’s not really our strategy here. But we’ve also opened Aperture, you know, the size of clients certainly with the PowerReviews acquisition, you know, we’re looking at the market more broadly now. We used to look at it a little bit more narrowly, you know, with larger clients. And that’s a good thing, because we have connections and media opportunities that give us other ways to monetize clients of all sizes.

So I’ll conclude by saying more new clients is a good thing and more new clients will help us grow dollar bookings in the future.

Mark Murphy: Thank you very much.

Operator: Once again, if you have a question, please press star, one.

We’ll move on to Tom Ernst with Deutsche Bank.

Thomas Ernst: Good afternoon, gentlemen. Thanks for taking my questions.

Stephen Collins: Hey, Tom.

James Offerdahl: Tom.

Thomas Ernst: Hi guys. First question. The network numbers look good for a second quarter in a row. I’m curious, are you adjusting in any way how you approach the business given that you have the lawsuit? Are you emphasizing one platform over the other, you know, in terms of Bazaarvoice and PowerReviews?

Stephen Collins: No, we’re not. I mean, Connections is not really part of the issue, I think, with the Department of Justice. So, no. I mean, now we are iterating in terms of what’s the best way to go to market and, you know, accelerate the business, but that’s because it’s new. But we’re pretty much on track with the way we saw this business going. And, you know, we added a lot more retailers and I’ve been on quite a few client visits, you know, explaining what Connections is and the importance of linking suppliers to the retailers. And, you know, the lightbulbs are going off. So, you know, I think this is your classic kind of s-curve situation where you, you know, you start moving, you get momentum and hopefully, you’re not too far down the road you hit a tipping point. But, you know, all signs are good so far. No, the Department of Justice matter is not a factor as we pursue this strategic opportunity.

Thomas Ernst: Okay. Great. And Jim, you highlighted the disconnect in your billings from bookings. But we have seen the deferred revenues decline as a percentage year-on-year. So I’m curious what’s driving that? I know we were driving towards standardizing annualized—annualizing payments. Is that trending the other direction or why are we seeing a decline in deferred as the net effect?

James Offerdahl: Well, it’s obviously grown on a—in a dollar basis. On a percentage basis, you know, it may have declined just because of the mix of types of billings and the timing of the billings, whether it’s new or existing clients. That can change certainly from quarter-to-quarter.

Thomas Ernst: Okay. So specifically, maybe to average prepayment terms, are you still driving an increase there or is that leveled or backtracked?

Stephen Collins: There’s no change in our approach to business. And—well, I’m not the CFO anymore, maybe I didn’t look at billings as much as I should have this time around. But, you know, I think, certainly, our sequential revenue change this quarter, it was better than last and the underlying long-term drivers of growth, you know, were superior this quarter, I mean. So I think that, you know, as we’ve said, both periods where deferred looks better versus worse, you’re not necessarily getting to the, you know, getting to right conclusion there. So, you know, I like the momentum that we were able to grab this quarter. We’ve got a ways to go, but we certainly made a move in the right direction, and I was pretty gratified with that.

Thomas Ernst: All right. Thanks again.

Operator: And next, we’ll go to Karl Keirstead with BMO Capital Markets.

Karl Keirstead: Hi. Thank you. A question, Stephen. You mentioned a couple of times your focus on new client acquisition.

Stephen Collins: Mm-hmm.

Karl Keirstead: When I look at your headcount and I back up the Longboard folks that you took on, it looks like your headcount may have declined just a little bit sequentially. So your focus is on new client acquisition but the headcount’s going down. So normally, to grab new clients, it would take, you know, more feet on the street, more sales reps. So maybe you could just take a minute how you’ll achieve that goal with sort of a flat or modestly declining headcount. Maybe you’re redeploying people? A little color there might help?

Stephen Collins: Sure. Well, you know, off the top of my head, we went—you know, the SaaS company went down less than 10 employees. You know, and as you might imagine, you know, my coming in this quarter, I looked at where we were producing results and where we weren’t producing results and, you know, started, you know, allocating people to the frontline. So our frontline sales capacity, in terms of feet on the street, you know, red meat-eating, quota-carrying salespeople is going up, and it’s going to continue to go up. So we’re making investments there globally.

And what we have an opportunity and responsibility to do, you know, as the stewards of our investors’ capital is to get the proper return on our investment. And it is my conclusion after, you know, going in and certainly after first quarter as CEO that we have the opportunity to deploy our capital in such a way that it produces a greater return. And so my direction to the team is put more people on the frontline and, you know, focusing on our core and focusing on carrying quotas and delivering results to improve our revenue and client acquisition cost and, you know, get back to basics and fundamentals around new client acquisition and not try to do everything at once. And so I think we, again, have an opportunity and responsibility to spend our shareholders’ money wisely. That’s all that’s going on here. It is not a reflection of a lack of confidence or an investment in our sales capabilities around the world. It’s not the case at all.

Karl Keirstead: Okay, got it. And if I could ask a follow-up. Jim, you mentioned that you—you sort of encouraged us not to put too big a focus on DR and billings, so I guess I’d like to ask you and I guess the question can go to Stephen as well. What metric is not DR and billings? Would you encourage us to focus on as, you know, a proxy for, you know, momentum? Because it seems like the annualized revenue per enterprise client is flattening a little bit and you mentioned it might downtick a little bit. Headcount is obviously down, ticked a little bit. So is it new enterprise clients that you would suggest we focus on in terms of a proxy for momentum?

James Offerdahl: Yes. You know, I reflected, Stephen said, is the new client adds is the key here. To continually increase new client adds so that our cohorts every year continue to grow because then we—the company, you know, from what I have seen, is these cohorts grow. So the whole key is to build these cohorts with new client adds and then let them grow. So I think that’s the key metric to look at.

Stephen Collins: Yes, and Karl, since our IPO, since dating back to the roadshow, a couple of key points. We have advised, you know, investors and analysts to look at, you know, new client acquisition as the first component of building your model, and that’s no different. You know, new clients, we’ve said historically, tend to come in at about half the portfolio average because we’ve got eight years of cohorts now that have varying degrees of maturity. And, you know, our average revenue per client was pushing up at a pretty steep rate over, you know, the last several quarters. Let’s say perhaps too steep because of the mix of new account dollars coming in that was driving that up was juxtaposed with, you know, a shortage, you know, because of, you know, a deliberate focus on the sales team on existing, if you will, and that pushed that up. So I think we’re getting back to a more normal scenario here, but to revert to the mean, you know, again, we focus the team on adding new accounts, and to the extent that starts happening more, the portfolio average may—that curve may have been down a little bit, don’t know that it’ll go negative but I’m not worried about that as long as we’re adding great new accounts that are going to grow over time. That’s been at the foundation of our economic model, and it’s the key to long-term attractive revenue growth rate.

Karl Keirstead: Got it. Good color. Thank you both.

Stephen Collins: Thank you.

Operator: Moving on to Stephen Ju with Crédit Suisse.

Stephen Ju: Good afternoon guys and welcome, Jim.

James Offerdahl: Thank you.

Stephen Ju: So Stephen, can you give us some sense of the incremental uptick rate of Longboard solutions, along your existing eCommerce clients, and how you see that ramping on a go-forward basis? And I guess, another way to ask the question is as you look at your eCommerce, you know, clients’ footprint as of the end of the January quarter, how many uniques do you think you have right now? And out of those unique, how many are actually seeing Longboard adds?

Stephen Collins: Mm-hmm.

Stephen Ju: And also, if you can give us, again, the number of clients, I guess, losses, as well as, sort of, I guess, the sort of gross additions during the quarter?

Stephen Collins: Sure, Let me talk about Bazaarvoice Media first. So prior to acquisition, Longboard, you know, advertised an audience reach of about 100 million uniques across shopper media, you know, (inaudible) bazillions and FindTheBest, mobile shopping tools, if you will, and also retailers. They have some retailers in their network that aren’t Bazaarvoice clients, and we have some clients that are mutual, and we certainly have, you know, lots of retailers that we want to add to their network. That’s the first, you know, focus of integration is to really help our retail SaaS team complement its quiver of products, if you will, by coming in and saying we have a site monetization solution in addition to an authentic word-of-mouth solution and they’re very complementary. So that’s where we’re going to focus first. And as we add publishers, we’ll add impressions. Then as we educate our great brands on what we can do with shopper media, that’s going to start, you know, increasing sell-throughs and grow the business. You know, classic network economics peers. So we’ve got good inventory, and we just need to keep working that supply demand equation and start with the supply side.

And also, one of the things I’ll be doing as an area of my focus this year is really working on, you know, building robust agency relationships. That’s fundamental for the SaaS business as well, as agencies are beginning to be much more of an influence on our brand’s social, you know, and coop advertising strategies online. You know, that’s fundamental to our success and an area where I think we can really drive demand.

Also, Bazaarvoice Media, we’re already working with a number of the top, you know, ad age advertisers. You know, but there’s a lot of room to run here. This is an emerging company, but they had a darn solid quarter with greater than 100% year-over-year revenue growth and they beat their margin targets, and it’s a good quarter.

So as far as the client losses that we had, we lost 31 this quarter, 31 enterprise clients. That’s a client churn of just under 3%, about 2.8%, that’s favorable to the prior quarter. In dollar churn from terminating client, loss clients is less than that percentage, which is consistent with historical levels. So, you know, from—in terms of client churn from losses, kind of same story there as it’s been historically, but sequentially favorable.

Stephen Ju: And is there any way to isolate any impact from, I guess, the lower entry-level ASP for Connections into the overall annualized ARPU?

Stephen Collins: Not yet. No, not yet, because, you know, this is a four-figure entry point. We have a premium aspect of it, you know, where you can answer some questions and things for free. It’s the review response, it’s the first kind of killer app, we think. We talked about launching that this quarter, we did. So suppliers can respond to negative reviews. Very importantly, we’re seeing that when suppliers and brand answer questions, and they do it quickly, it creates a positive impact for the retailer and for the consumer. And so, you know, we’re still on the R&D phase and the launch phase on this, but we’re getting a lot of adoption and I visited a couple of very large retailers who were not on the program and when they really understood what we are trying to accomplish here, you know, they were incredibly excited about a way, a mechanism to get their brand and suppliers more involved for them to, you know, improve their conversion and their consumer experience. So, you know, the logic that was behind this concept were certainly getting validation.

And I made a point in my remarks that, you know, what we started doing this quarter is really digging into our data set. And in fact, our CTO or EVP of Technology is sitting across the table from me, he’s been working with our new SVP of Media and Data, and we found over 50,000 unique brands that are on our platform today. Every one of those should be a Connections client because people are talking about their products. It’s very exciting because we can really draw a boundary around our TAM, our addressable market here, and we can use our own data set, you know, to target the market and build, you know, various direct marketing and inside sales capabilities around this offering as we go forward. So, you know, we remain very bullish on the long-term prospects of this initiative.

Stephen Ju: Thank you.

Operator: Our next question comes from Brendan Barnicle from Pacific Crest Securities.

Brendan Barnicle: Great. Thanks so much guys. Jim, welcome aboard. Great to be working together. It looks like you’ve got plenty of things to keep you busy.

James Offerdahl: Thank you, Brendan.

Brendan Barnicle: And towards that end, I wanted to look a little bit at what we’ve seen in SaaS revenues. So the last—this quarter sequentially grew, you know, slower than we’ve had in the past where you’re guiding next quarter to grow sequentially a little bit slower and you mentioned that the difference in the cohort analysis—or the cohort group. As we think about the next couple of quarters, should we be looking at sort of the sequential type of growth that we’ve seen last quarter and that you’re guiding to this quarter? And how many quarters out do you think it is before we return back to kind of historical sequential growth we’ve been seeing on the SaaS revenue?

James Offerdahl: Yes, again, we’re in a process of putting our plan together next year. So, you know, the math does say that our revenue growth rates are—will probably be lower next year than this year. That’s what the math says. Well, we got work to do in the operating plan. And, you know, what we’re doing on a net client add standpoint will eventually turn that right back up again.

Brendan Barnicle: Great. And Stephen, you mentioned in your comments on the DOJ, that you might have to adjust to, you know, whatever the DOJ suit is. What are the ranges of adjustments? And you also mentioned the lawsuit is set for going to trial in September. Does that mean you’re not open to settlement or negotiation with the DOJ, there’s nothing to do on that side in advance of the trial?

Stephen Collins: Well, I can’t and it’s certainly not prudent to comment on anything with regard to how we’re going to pursue the litigation settlement, et cetera. And I think I was pretty clear in my remarks about how we feel about the merits of the suit. Obviously, the DOJ feels differently and, you know, they’re doing their job as they think they should. We understand that, and we just, you know, have to present our case as vigorously as we can. So I’ll let my remarks speak for themselves in that regard, and I think I was pretty clear. The, you know, the trial is set for September, that’s good. You know, that’s a known date and, you know, we sure hope we prevail and that would be great for the business, our consumers, our clients, et cetera. But again, I can’t really comment on how things are going to progress beyond that.

Brendan Barnicle: Understood. And then I just want to try and reconcile the customer account numbers. So I had active customers at 1,109 at the end of last quarter and now we’re at 1,179. But the net additions that you called out were 22. So what’s the difference between the 70 that I’m showing between those two numbers and the 22 that you guys are citing?

James Offerdahl: Yes. Brendan, this is Jim. We picked up 48 customers and we bought out the license, the ShopZilla license agreement with PowerReviews in Europe. We picked that up.

Brendan Barnicle: Got it. Perfect. Thank you very much.

James Offerdahl: Good.

Operator: And we’ll go to Adam Holt with Morgan Stanley.

Adam Holt: Hi. Thanks very much. I wanted to focus on a couple of items around driving, you know, the new customer adds. First, I believe you’ve had a significant amount of capacity even just since last quarter. Could you talk about how your sales capacity is ramping? And then secondly, are you doing anything, you know, proactively in terms of comp structures and/or, you know, other changes in the force to drive, you know, more new customer adds?

Stephen Collins: Yes, let me answer the—it’s nice to talk to you and let me answer the last part first. We are and have made changes in our comp plan. I’ve directed the teams to more radically incent the sales teams for new client additions. The economic support doing exactly that, if you look at the ROI, and you model it out. And so they’re implementing that right now. It started with, you know, my—and during my first quarter really an alignment exercise, really first verifying the thesis that new client additions were at the root cause of, you know, why we weren’t able to grow more quickly and more sustainably over the next few quarters than we had been. Now we’re a fast-growing company, we still are. I believe our sequential revenue growth actually went up in percentage terms this quarter. But, you know, the key is what you do for the long-term, and so I think we achieved, I know we achieved, alignment on that front and now alignment strategically is being converted into operations. And so yes, absolutely, we’re changing the commission plan.

On the sales force side, we added a formidable new sales leader in Europe, Cedric Pech, who was a tremendous addition. We did a press release on him. He’s bringing on new team members, so we are definitely adding strength on the leadership front. The other thing is it’s three months later and some of the hiring we did a few months ago is that much more ramped. So our ramped capacity is also improving, while we continue to look for top talent in the field to work under our strong sales leaders.

So in summary, we’re focusing our teams clearly on new client acquisitions as the number one priority. Number two, more talent, especially in the leadership area and ramping of salespeople and we’re going to continue to invest behind that. And I think, you know, that over the next few quarters, that that’s going to pay off great.

Adam Holt: If I could just ask a quick follow-up on that; what did you see, you know, in the kind of the mix between retail and brands in the quarter? And as you look at the pipe, you know, what should we expect that mix to look like going forward over the next couple of quarters? Thanks very much.

Stephen Collins: Sure. Well, look, brand drives growth for us and that’s been proved for the last couple of years. We’re now at a point where if you look at our revenues, brand revenue is about equal to retail revenue. Of course, the brand business started much later because retail was at the beginning. And in fact, our revenue growth rate is a blended growth rate between our brand business and retail business. So, you know, brand is growing substantially faster than retail. That’s inevitable because that’s where the addressable market dollars are. But at this point, it’s also by strategic design and that we feel that what we can do with brands in terms of product extensions, data analytics products, media products, it’s just there’s just much more of a rich opportunity there. And so we look at, you know, the retail side as, you know, certainly a core component of our business, but the key way that we can ultimately offer audience the best value to brands. So I said on a number of occasions that, you know, our goal for retail is one of these days, who knows, maybe we’re cutting them a check. And we’re here to make those guys a lot of money and the best way we can do that is to build a robust network of brands and retailers. So land grab, retail audience acquisition is definitely our objective there and—but, you know, the majority of our growth or the predominant share of our growth has been more recently and will continue to be on the brand side. And, you know, the better job we do bringing more new brands in and getting that growth, the better—the faster we’re going to be able to grow this company.

Adam Holt: That’s great. Thank you.

Operator: And once again, everyone, if you have a question, please press star, one on your telephone keypad at this time. That’s star, one for questions.

Stephen Collins: It looks like the queue has been handled. So I want to thank everybody again for joining us. I want to welcome all the new team members to Bazaarvoice, and thank our employees for a tremendous effort this quarter. I’m very excited about our future and very— I feel very privileged to have the opportunity to lead this great team and serve our great clients. Thank you, everyone.

Operator: Once again, this does conclude today’s conference. We do thank you all for your participation.